1  July 16, 2025 Jesus Soto Jr. 28107 East Benders Landing Blvd. Spring, Texas 77386 Dear Jesus, On behalf of an affiliate of CenterPoint Energy, Inc. (the "Company"), I am pleased to extend to you an offer of employment based on your skills, attributes and qualifications with our Company. Your offer includes the following: Position: Executive Vice President & Chief Operating Officer Base Compensation: $27,885 bi-weekly ($725,000 annualized) Anticipated Start Date: August 11, 2025, or other mutually agreed upon date Short-Term Incentive (STI) plan participation: You will be eligible for a 2025 STI plan award, without proration, with a target award level of 80% of your annual base salary. Annual plan year award funding is based on achieving a combination of company financial and operational goals, as approved by the Human Capital and Compensation Committee of the Board of Directors. Your actual payout, if any, is fully discretionary based on the company’s overall performance as well as your individual performance within the available funding. Long-Term Incentive (LTI) Plan participation: You will be eligible for participation in the CenterPoint Energy Long-Term Incentive Plan (“LTIP”). LTIP awards may be granted in a combination of CenterPoint Energy performance share units, restricted stock units, stock options, or another authorized form. You will be granted 2025 LTIP awards, without proration, with an aggregate target incentive level of 260% of your annual base salary and with each award subject to service-based vesting and achievement of specified corporate performance goals. Your 2025 awards will consist of 30% time-based restricted stock units (RSUs), 35% performance share units (PSUs) based on total shareholder return versus peer companies, and 35% PSUs based on achieving a cumulative adjusted earnings per share goal. The time-based RSUs will be subject to ratable annual vesting over a three (3)-year period and conditioned upon achievement of positive operating income for the last full calendar year preceding the applicable vesting date. The PSUs will have payout levels ranging from 0% to 200% of the target number of shares and will be subject to cliff vesting over a three-year performance period. Your LTIP awards will be subject to the terms and conditions of the applicable award agreements. Benefits: Benefits information is attached for your review. All benefits are subject to the terms and conditions of the applicable benefit plan or program and are subject to amendment or termination by the Company at any time in its sole discretion.

2 /s/ Jesus Soto Jr. July 21, 2025 Agreed Vacation: CenterPoint Energy has granted you five (5) weeks of vacation each calendar year. For the remainder of this year, your vacation will be prorated. Please refer to the Vacation Policy for additional information. Buy-Out Incentive: You will be granted a one-time, time-based RSU award under the CenterPoint Energy LTIP for CenterPoint Energy stock having a total grant date value of $6 million, subject to ratable vesting over a four-year period. One-fourth (1/4) of the award will vest on each of the first four anniversaries of your hire date, contingent upon your continued employment through the vesting date. Any unvested shares will be forfeited should you voluntarily resign or if you are terminated for cause prior to the applicable vesting date. In the event of your termination due to death or disability or your involuntary termination by the Company other than for cause, your unvested units under the award will fully vest. Your award will be subject to the terms and conditions of the applicable award agreement. Emergency Activation (EA): At CenterPoint Energy, we provide essential public services and have a responsibility to our customers and communities to restore services as quickly and safely as possible. As a CenterPoint Energy employee, like all other employees, you will have a role in supporting our EA efforts during severe weather events and other community crisis situations, which is considered a part of your essential job responsibilities. The success of our emergency response efforts depends upon the readiness of our employees to act quickly to fulfill their roles, either within their regular job or an assigned emergency response role. If the company initiates an EA in response to an event impacting the Company's operations, you will be called upon to report to your regular job, your emergency response role, and/or change job assignments prior to or during the EA. You may also be required to work extended hours outside of your regular work schedule to support the Company's EA efforts. Conditions: This offer is contingent upon successful completion of our background investigation, post-offer physical examination, and a drug screen (if applicable), all of which will be conducted prior to your employment date. If you have any questions, please do not hesitate to contact me. To indicate your acceptance of this employment offer, please sign and date below. You agree that a signed electronic copy of this letter has the same force and effect as an original. Once again, we look forward to our new association with you and to your contribution to CenterPoint Energy. Sincerely, /s/ Jason Wells Jason Wells President and Chief Executive Officer Signature: _________________________________________________ Date: ___________________________

3 Where provisions in this letter refer to CenterPoint Energy, Inc. compensation or benefits plans or to policies of CenterPoint Energy, the applicable plan document, award agreement, or policy statement will govern administration of the plan or application of the policy in all cases.  This offer of employment is contingent upon your execution of the Company’s protection of confidential information policy, including any applicable non-disclosure, non-solicitation, and non-competition provisions.  This letter neither constitutes nor may be construed as an employment contract between the Company and you for any period of time.  Employment with CenterPoint Energy is an at-will employment relationship governed by applicable federal and state laws and may be terminated at any time, with or without cause or notice.  By signing this letter you acknowledge your understanding that you may not, and will not, use in connection with your employment with the Company, or disclose to the Company or any of its affiliates, or the contractors, representatives, agents, employees, officers or directors of any of those entities, any information, documents, data, records, drawings, schematics, specifications, files, correspondence or other material of any kind, whether in electronic or hard copy format, belonging to any previous employer, and you represent that you have returned to any such previous employer, and have not retained or kept in your possession, any prior employer information.  Further, you represent to the Company that you are not bound by any contractual or other legal obligations, including, but not limited to, any non-disclosure, non-solicitation, and/or non-competition agreements with any former employer or other party, regardless of whether you believe such agreements to be legally enforceable, that would prohibit you from working for the Company or restrict or limit your ability to perform your duties and responsibilities with the Company.  You further represent that you have provided to the Company copies of any and all agreements with former employers that may exist.  The Immigration Reform & Control Act of 1990 requires that all employers verify that persons hired by their firms are authorized to be employed in the United States.  Documents verifying this eligibility will need to be provided upon reporting to work.